UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2024

AmpliTech Group, Inc.

(Exact name of registrant as specified in our charter)

Nevada	001-40069	27-4566352
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 Plant Avenue, Hauppauge, NY	11788
(Address of Principal Executive Offices)	(Zip Code)

(631) 521-7831

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AMPG	The Nasdaq Stock Market LLC
Warrants to Purchase Common Stock	AMPGW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Securities Purchase Agreement

On December 11, 2024, AmpliTech Group, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with three institutional investors pursuant to which the Company agreed to sell in a registered direct offering 1,352,500 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, at a per share price of $1.60. The closing of the registered direct offering is expected to occur on December 13, 2024 (the “Closing Date”).

The gross proceeds to the Company from the offering is expected to be approximately $2,164,000, before deducting the placement agent’s fees and other estimated offering expenses payable by the Company.

Pursuant to the Purchase Agreement, the Company agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock or file any registration statement or prospectus, or any amendment or supplement thereto for 45 days after the Closing Date, subject to certain exceptions. In addition, the Company agreed not to effect or enter into an agreement to effect any issuance of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock involving a Variable Rate Transaction (as defined in the Purchase Agreement) until 45 days after the Closing Date, subject to certain exceptions.

The offering of the Shares was made pursuant to a shelf registration statement on Form S-3 (File No. 333-278657), which was originally filed by the Company with the Securities and Exchange Commission on April 12, 2024, and declared effective on April 24, 2024. The Company filed a prospectus supplement dated December 11, 2024 with the U.S. Securities and Exchange Commission in connection with the offer and sale of the Securities on December 12, 2024 (“Prospectus Supplement”).

Placement Agency Agreement

On December 11, 2024, the Company entered into a placement agency agreement with Maxim Group LLC (the “Placement Agent”) (the “Placement Agency Agreement”), pursuant to which the Company agreed to pay the Placement Agent an aggregate fee equal to 7.0% of the aggregate gross proceeds received by the Company from the sale of the Shares in the offering. The Company also agreed to reimburse the Placement Agent for up to $30,000 in accountable expenses, including the Placement Agent’s legal counsel’s fees.

The representations, warranties and covenants contained in the Purchase Agreement and Placement Agency Agreement were made solely for the benefit of the parties to the Purchase Agreement and Placement Agency Agreement. In addition, such representations, warranties and covenants: (1) are intended as a way of allocating the risk between the parties to such agreements and not as statements of fact, and (2) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement and Placement Agency Agreement are filed with this Current Report on Form 8-K only to provide investors with information regarding the terms of the transactions described herein, and not to provide investors with any other factual information regarding the Company. Information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement or Placement Agency Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Lock-Up Agreement

Pursuant to a Lock-Up Agreement with the Placement Agent, the Company’s directors and executive officers agreed for a period of 45 days, after the Closing Date, subject to certain exceptions, not to directly or indirectly offer, sell, or otherwise transfer or dispose of, directly or indirectly, any common stock of the Company or any securities convertible into or exercisable or exchangeable for common stock of the Company.

The forms of the Purchase Agreement, Placement Agency Agreement and the Lock-Up Agreement are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

A copy of the legal opinion issued by the Company’s legal counsel relating to certain legal matters in connection with the offering and the validity of the securities offered by the Prospectus Supplement is filed as Exhibit 5.1 to this Current Report and incorporated by reference into the Prospectus Supplement.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
5.1	Legal Opinion of Lewis Brisbois Bisgaard Smith LP
10.1	Form of Securities Purchase Agreement
10.2	Form of Placement Agency Agreement
10.3	Form of Lock-Up Agreement
23.1	Consent of Lewis Brisbois Bisgaard Smith LP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

AmpliTech Group, Inc.

	By:	/s/ Fawad Maqbool
Fawad Maqbool
Chief Executive Officer

Dated: December 12, 2024